Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 24, 2022, with respect to the consolidated financial statements and financial statement schedule II of EVgo Inc. (formerly known as EVgo Holdco, LLC and EVgo Services LLC) and subsidiaries, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Albuquerque, New Mexico

August 10, 2022